Filed pursuant to Rule 433 of the Securities Act of 1933.
Issuer Free Writing Prospectus dated April 4, 2022.
Relating to the Preliminary Prospectus dated January 21, 2022, Registration Statement No. 333-262290.

SOS HYDRATION



Expect more from water®

INVESTOR PRESENTATION • 2022

Disclaimer

Certain information set forth in this presentation contains "forward-looking information", including "future-oriented financial information" and "financial outlook", under applicable securities laws (collectively referred to herein as forward-looking statements). Except for statements of historical fact, the information contained herein constitutes forward-looking statements and includes, but is not limited to, the (i) projected financial performance of the Company; (ii) completion of, and the use of proceeds from, the sale of the shares being offered hereunder; (iii) the expected development of the Company's business, projects, and joint ventures; (iv) execution of the Company's vision and growth strategy, including with respect to future M&A activity and global growth; (v) sources and availability of third-party financing for the Company's projects; (vi) completion of the Company's projects that are currently underway, in development or otherwise under consideration; (vi) renewal of the Company's current customer, supplier and other material agreements; and (vii) future liquidity, working capital, and capital requirements.

Forward-looking statements are provided to allow potential investors the opportunity to understand management's beliefs and opinions in respect of the future so that they may use such beliefs and opinions as one factor in evaluating an investment. These statements are not guarantees of future performance and undue reliance should not be placed on them. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance or result expressed or implied by such forward-looking statements.

Although forward-looking statements contained in this presentation are based upon what management of the Company believes are reasonable assumptions, there can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements.

Free Writing Prospectus

We have filed a registration statement on Form S-1 (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our company and the offering. You may be these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. The preliminary prospectus is available on the SEC website at http://www.sec.gov/. When available, electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

Offering Summary

ISSUER:	SOS Hydration Inc. ("SOS Hydration" or the "Company")
PROPOSED EXCHANGE/SYMBOL:	NasdaqCM / SOSH, SOSHW
OFFERING SIZE:	$7.5 million (excluding 15% over-allotment option)
OFFERING TYPE:	S-1 Initial Public Offering
SECURITIES OFFERED:	Units (Common Stock and Warrant)
ANTICIPATED USE OF PROCEEDS:	Increased sales and marketing, debt repayment, working capital and general corporate purposes
SOLE BOOK-RUNNING MANAGER:	Maxim Group LLC
ANTICIPATED PRICING:	Week of April 11, 2022

The Opportunity

1
Strong Sales Growth & Scalable Platform
2021 Revenue of $3.72M, growing YoY with strong upside potential

2
Primed For Rapid Retail & Military Expansion
12,000+ retail stores including CVS, Walmart, Kroger & Whole Foods. Military Contract.

3
Health-Focused Brand
Focused on low sugar content and fast electrolyte absorption

4
Asset Light Business Model
Primed for improved economies of scale

5
Strong Existing Investor Base
Belief in brand by a collection of publicly known investors



SOS HYDRATION

Introduction

The SOS Story

What SOS is

Founded in 2013 using a blend of medical and sports science. SOS was engineered by a leading doctor, two former elite athletes, and a retired military officer with the purpose of combating dehydration to improve overall daily wellness and performance.

Before: Basic Hydration

Competitors packaged Worlds Health Organization's (WHO) science into a drink.

1

SOS Hydration

SOS reformulated WHO science by lowering sugar & adding Mg & Zn.

2

Ready To Drink

Our next evolution to reach broader markets with added vitamin & benefits.

3

SOS Kids With Paw Patrol

Specific Kids formula to give the whole family the best hydration possible.

Vision and Mission

Vision: To become the world’s most essential hydration company .

Mission: To encourage healthy active lifestyles in everyone & reduce obesity / diabetes through better for you hydration.

Management Team



James Mayo
CEO & Co-founder

- Serves as President, CEO, Secretary, and Chairman of the board
- **2004 – 2012:** Various roles including Executive Director at Michael Page International, led multiple teams and business units in the UK, Canada, and California
- **2002 – 2004:** Former sports television news writer and host with ESPN STAR
- **2002 – 2004:** National Distance Athletics Coach of Singapore
- **1997 – 2002:** Infantry officer in the British Army where he achieved the rank of Capitan.
- Graduated from De Montfort University (UK) with an Honours degree of Bachelor of Arts in Business Studies



Victor Andrade
CFO

- Joined SOS in November 2021, and on January 9, 2022, was appointed CFO
- **2021:** Interim Controller for CGK Unlimited
- **2018 – 2021:** Former Accounting Manager for Liquid IV, a $120 million hydration drink company, leading all the accounting processes
- **2015 – 2018:** Former Accounting Supervisor for Advanced Fresh Concepts Franchisee Corporation
- Masters in business administration & undergraduate degree in finance from the California State University Long Beach

Board of Directors



Blanca Lizaola-Mayo, M.D.
Co-Founder, *Director*

- Licensed physician specializing in gastroenterology and hepatology, with certification in internal medicine



Thomas Mayo
Co-Founder, marketing *Director*

- 15+ years of experience in leading companies
- Co-founder and Director of Mayo and Calder Group, the sole company with exclusive delivery service for the 37th America's Cup events



Robert Ludecke
Director

- 25+ years of experience in company governance, executive management, and investment banking
- Founder of Ludecke Capital Management, a corporate advisory firm servicing listed and private companies in Australia and New Zealand



Mark Waller
Director

- Founder and sole owner of Bridgeworks Capital, a private merchant bank, since 1985
- Co-founder and board member of Storion, Inc., an energy storage company



Rebecca Messina
Director

- 30+ years of marketing experience
- Various roles at the Coca-Cola Company, including CMO for their Venturing and Emerging Brands portfolio
- Board member of four beverage brands including VIVE Organics and Archer Roose Wines



Simon Winter
Director

- 20+ years of global senior management experience in both the commercial and advisory sectors
- Fellow Chartered Accountant (FCA), Corporate Finance Representative (FSA) licensed & investment management certified

Target Markets	
Kids	✓
Beverage	✓
Sports Nutrition	✓
Military	✓
Sports Teams	✓

Current Offerings



SOS

Serving Tub/Pouch

Powder: 50 Servings
$39.95 Retail
78% Margin*



SOS
ELECTROLYTE & MINERAL DRINK MIX

Stick Packs

Powder: 10/20 Servings
$10.95/19.95 Retail
80% Margin* (10 Servings)
77% Margin* (20 Servings)



SOS

Ready To Drink

Powder: 9 Bottles
$29.99 Retail
53% Margin*
73% Margin Anticipated**



SOS Kids
electrolyte drink mix
Speedy Hydration

Paw Patrol Branded

Powder: 10 Servings
$6.48 Retail
76% Margin*

* Margins from online sales as computed by SOS, as of March 2022
** Margins anticipated when production surpasses 1 million units per run.

Our Advantages

Low Sugar

No Artificial Additives

Proven Science

Low Osmolarity



SOS has fastest **Absorption**, lowest **Sugar**, highest **Electrolyte** concentration
OSMOLARITY RATING
(LOWER OSMOLARITY = FASTER ABSORPTION)
450
400
350
300
250
200
150
100
0
5
10
15
20
25+
SUGAR PER SERVING (G)
SOS HYDRATION
bai
Pedialyte
HOIST
LIQUIDIV
DripDrop
vitaminwater
WHO ORS
Osmolarity 245 Mmol
BODYARMOR
POWERADE
Radius of bubble indicates electrolyte concentration

Results of 3rd party independent osmolarity testing 2020.

*The products against which SOS was compared were not the low/zero sugar products of its competitors.

Target

Our Focus:

- Daily hydration
- SOS is family friendly hydration rescuing you from dehydration, no matter the conditions.
- Promoting wellness through immunity support.
- Improving physical and cognitive performance.
- Driving enjoyment through an improved state.

Perfect For:

- Active lifestyles.
- Parents & families.
- Runners & athletes.
- School lunchboxes.
- Work hydration.
- Post-party hydration.
- Support for travelers.
- Support for sickness.

Growing Market:

- Global Oral Rehydration Solutions Hydration Drinks Market Value*:

$10.76B
2020

12.54% CAGR
2021-2028

$26.56B
2028

- Target consumer demographics:

26 - 45
Age Range

Active Lifestyles

48 : 52
Male : Female

* Not to scale. Source: https://www.verifiedmarketresearch.com/product/oral-electrolyte-solutions-market/

Early Recognition

- Initial focus on testing SOS. Independent verification and consumer testing pre-launch.
- Concept awarded with invite to Coca-Cola VEB Founders Forum incubator program.
- Kroger became the first retailer partner of SOS. Implemented in 6 stores in Texas.

Founder's Forum

Our Journey

2019

- Distribution channels secured
- Available on prescription in UK
- Expanded CVS rollout
- Ongoing product development

2020

- Launched ready-to-drink
- National Walmart rollout
- Over $1.7 mil in revenue

2021

- 60% repurchase after trial
- 8.6% conversion rate online SOS (Nov 21)
- New SOS Kids with Paw Patrol into Walmart
- Powder in all CVS stores
- Walmart checkout launched Q3
- 100% revenue growth over 2020

SOS YoY Store Growth



12,000
10,000
8,000
6,000
4,000
2,000
-
6
80
140
3,250
6,500
12,000
2016
2017
2018
2019
2020
2021
Select Retailers



SOS HYDRATION

Moving Up

The SOS Market

Growth Strategy



Increase Marketing Awareness & Trial

Expand Network of Distribution Partners. Cyclical Buying

Expand Distribution in Existing Channels.

Increased Scale to Drive Cost Efficiencies

Continued Focus on Product Innovation

Stay True to Low-Sugar, Health-Focused Mission

Information gleaned from nutritional panels



SOS HYDRATION

Financials

SOS Investment

Income Statement Overview

($USD millions)



Revenue Overview
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$-
$1.14
$1.78
$3.72
2019
2020
2021



Gross Profit Overview
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$-
$0.31
$0.54
$1.17
2019
2020
2021

Gross Margin		
27.19%	30.34%	29.30%



Net Loss Overview
2019
2020
2021
$-
$(1.00)
$(2.00)
$(3.00)
$(4.00)
$(5.00)
$(6.00)
$(7.00)
$(8.00)
($1.53)
($1.75)
Stock-Based Compensation and Depreciation/Amortization Expense
Net Loss
($2.19)
($7.09) 1

1. A total of $2,188,058 of stock-based compensation expense and depreciation/amortization expense that was recognized during the year ending December 31, 2021.

Balance Sheet

($)	As of December 31,	As of December 31,
Balance Sheet	**2021**	**2020**
	(Audited)	(Audited)
Current Assets		
Cash	$1,349,835	$577,790
Accounts receivable	403,826	192,582
Inventory	1,308,129	751,795
Prepaid expenses	142,103	1,334
Total current assets	3,203,893	1,523,501
Property and equipment, net	28,941	6,454
Intangible assets	3,742	-
Total Assets	$3,236,576	$1,529,955
Current Liabilities		
Accounts payable	$1,219,763	$372,001
Accrued expenses	38,469	59,310
Revolving lines of credit	132,193	247,446
Convertible notes payable, related parties	-	122,400
Notes payable, related parties	2,526	97,425
Notes payable, current portion	114,528	68,682
Total current liabilities	1,507,479	967,264
Notes payable, net of discounts of $882,735 and $-0- at December 31, 2021 and December 31, 2020, respectively	880,268	210,028
Total Liabilities	$2,387,747	$1,177,292
Preferred Stock	-	-
Total Stockholders' Equity	848,829	352,663
Total Liabilities & Stockholders' Equity	$3,236,576	$1,529,955

The Opportunity

1

Strong Sales Growth & Scalable Platform

2021 Revenue of $3.72M, growing YoY with strong upside potential

2

Primed For Rapid Retail & Military Expansion

12,000+ retail stores including CVS, Walmart, Kroger & Whole Foods. Military Contract.

3

Health-Focused Brand

Focused on low sugar content and fast electrolyte absorption

4

Asset Light Business Model

Primed for improved economies of scale

5

Strong Existing Investor Base

Belief in brand by a collection of publicly known investors



Thank You

James Mayo

CEO & Co-Founder

james@sosrehydrate.com

Vision:The worlds most essential hydration company